MuniYield California Fund, Inc.
File Number: 811-6499
CIK Number: 882152
For the Period Ending: 10/31/2002

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

2/15/2002	$1,000	Cal Hsg Fin Agy Rev	1.30%	2/01/2035
3/05/2002	2,375	Cal Hsg Fin Agy Rev	0.80	2/01/2031